EXHIBIT 99.1

Agreement of Joint Filing

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to the joint filing on behalf of each of them with the Securities and Exchange Commission a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, no par value, of The Eastern Company, and further agree that this Agreement of Joint Filing be included as an Exhibit to such joint filing.  This Agreement of Joint Filing may be executed in counterparts, all of which taken together shall constitute one and the same instrument.  The undersigned acknowledge and agree that each shall be responsible for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Dated:

September 30, 2014

BARINGTON COMPANIES EQUITY PARTNERS, L.P.

By:

Barington Companies Investors, LLC, its general partner

By: /s/ James A. Mitarotonda

Name: James A. Mitarotonda

Title:   Managing Member

BARINGTON COMPANIES INVESTORS, LLC

By: /s/ James A. Mitarotonda

Name: James A. Mitarotonda

Title:   Managing Member

BARINGTON CAPITAL GROUP, L.P.

By:  LNA Capital Corp., its general partner

By: /s/ James A. Mitarotonda

Name: James A. Mitarotonda

Title:   President and CEO

LNA CAPITAL CORP.

By: /s/ James A. Mitarotonda

Name: James A. Mitarotonda

Title:   President and CEO

/s/ James A. Mitarotonda

James A. Mitarotonda

HILCO INC.

By:  /s/ Eric W. Kaup

Name: Eric W. Kaup

Title:   Secretary

/s/ Jeffery B. Hecktman

Jeffery B. Hecktman